Exhibit 5.1

[Letterhead of DISH Network]

July 31, 2019

DISH Network Corporation
9601 S. Meridian Blvd.
Englewood, CO 80112

Ladies and Gentlemen:

I am Executive Vice President and General Counsel of DISH Network Corporation, a Nevada corporation (“DISH Network”). I have acted as counsel in connection with the registration statement (No. 333-231994) filed on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”), which DISH Network has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the issuance of 22,937,188 shares of DISH Network’s Class A common stock, par value $0.01 per share (the “Common Shares”), to be issued to holders of common stock of EchoStar BSS Corporation, a Delaware corporation (“Newco”) pursuant to the Master Transaction Agreement, dated as of May 19, 2019, by and among DISH Network, BSS Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of DISH Network, EchoStar Corporation, a Nevada corporation (“EchoStar”) and Newco, a wholly owned subsidiary of EchoStar (the “Master Transaction Agreement”).

I have reviewed originals, or copies certified or otherwise identified to my satisfaction as copies of originals, of the various proceedings taken by DISH Network to authorize the issuance of such Common Shares, and I have examined such other agreements, instruments, documents and corporate records of DISH Network as I have deemed necessary or appropriate in order to deliver this opinion.

Upon the basis of such examination, I am of the opinion that, when (a) the Registration Statement has become effective under the Act and (b) the Common Shares to be issued pursuant to the Master Transaction Agreement have been duly issued and delivered as contemplated by the Registration Statement, the Common Shares will be validly issued, fully paid and nonassessable.

I am admitted to practice only in the State of Colorado and the State of Connecticut and do not purport to be an expert on the laws of any other jurisdiction other than the laws of the State of Colorado and U.S. Federal law.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the making of the statements with respect to me which are set forth under the caption “Validity of Common Stock” in the prospectus forming a part of the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Timothy A. Messner
Timothy A. Messner
Executive Vice President and General Counsel